Exhibit 99.1

MPLX Elects Maryann T. Mannen as Chairman of the Board

FINDLAY, Ohio, Nov. 4, 2025 - MPLX LP (NYSE: MPLX) today announced that the board of directors of the general partner of MPLX has elected Maryann T. Mannen, president and chief executive officer and member of the board, as chairman of the board, effective Jan. 1, 2026. Mannen will assume the role of chairman of the board in addition to her current responsibilities. Mannen will succeed Michael J. Hennigan, who has elected to retire as executive chairman and as a member of the board of directors of the general partner of MPLX, also effective Jan. 1, 2026. Chris Helms will continue to serve as the independent lead director of the board.

“On behalf of the entire board of directors, we extend our congratulations to Maryann as our new leader and our gratitude to Mike for his dedication to the partnership,” said Mr. Helms.

Mr. Hennigan has led the general partner of MPLX as chairman of the board of directors since April 2020, as CEO from November 2019 to August 2024, and as President from June 2017 to August 2024. Ms. Mannen has served as CEO since August 2024 and as a member of the board of directors since February 2021.

Also announced today and effective Jan. 1, 2026, Mr. Hennigan will retire as executive chairman of MPC, with Ms. Mannen to succeed him as chairman and continuing to lead MPC as its president and CEO.
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About MPLX LP
MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

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